Exhibit 3.5

FORM NO. 7a	Registration No. 40141

BERMUDA

CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Franklin Holdings (Bermuda), Ltd.

was delivered to the Registrar of Companies on the 2nd day of October 2009 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 7th day of October 2009 for Registrar of Companies

Capital prior to increase:	US$	55,000.00

Amount of increase:	US$	10,000.00

Present Capital:	US$	65,000.00